UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                November 10, 2006
                -------------------------------------------------
                Date of Report (Date of earliest event reported):


                            NEW FRONTIER ENERGY, INC.
              -----------------------------------------------------
               (Exact name of registrant as specified in charter)


        Colorado                        0-50472                 84-1530098
        --------                        -------                 ----------
(State or other jurisdiction     (Commission File Number)      (IRS Employer
     of incorporation)                                       Identification No.)


                             1789 W. Littleton Blvd.
                               Littleton, CO 80120
            --------------------------------------------------------
                    (Address of principal executive offices)

                                 (303) 730-9994
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               Registrant's telephone number, including area code:

                                 Not Applicable.
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




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Item 3.01    Unregistered Sales of Equity Securities


     On November 10, 2006, New Frontier Energy, Inc. (the "Company") granted Paul G. Laird 1,250,000 options ("Stock Options") to acquire shares of the Company's $0.001 par value common stock ("Common Stock") which are exercisable at a price of $1.25. The Stock Options vest at a rate of 156,250 shares each fiscal quarter ending November 30, February 28, May 31 and August 31 through November 30, 2008. The Stock Options expire on November 30, 2014. The options were granted in reliance of exemptions from registration under Section 4(2) of the Securities Act.

     On November 10, 2006, the Company granted Les Bates 1,000,000 options ("Bates Stock Options") to acquire shares of the Company's Common Stock which are exercisable at a price of $1.25. The Bates Stock Options vest at a rate of 125,000 shares each fiscal quarter ending November 30, February 28, May 31 and August 31 through November 30, 2008. The Bates Stock Options expire on November 30, 2014. The Bates Stock Options were granted in reliance of exemptions from registration under Section 4(2) of the Securities Act.


     On November 10, 2006, the Company granted Grant Gaeth 500,000 options ("Gaeth Stock Options") to acquire shares of the Company's Common Stock which are exercisable at a price of $1.25. The Gaeth Stock Options vest at a rate of 62,500 shares each fiscal quarter ending November 30, February 28, May 31 and August 31 through November 30, 2008. The Gaeth Stock Options expire on November 30, 2014. The Gaeth Stock Options were granted in reliance of exemptions from registration under Section 4(2) of the Securities Act.


Item 5.03    Amendments to Articles of Incorporation or Bylaws;
             Change in Fiscal Year

     Effective November 22, 2006, the board of directors of New Frontier Energy, Inc. (the "Company") approved an amendment to the Company's Articles of Incorporation to provide for the issuance of up to 230,000 shares of Series C 2.5% Cumulative Convertible Preferred Stock par value $0.001 (the "Series C Preferred Stock").

     The following summary of the Series C Preferred Stock is qualified in its entirety by the detailed information appearing in the Series C Preferred Stock Certificate of Designation attached hereto as Exhibit 3.1.

     The stated value and issue price of the Series C Preferred stock is $100.00 per share. Holders of the Series C Preferred Stock are entitled to receive cumulative dividends at the rate of 2.5% per annum, payable quarterly on January 31, April 30, July 31 and October 31, beginning with January 31, 2007. The form of dividend payments may be, at the Company's option, in cash or shares of the Company's $0.001 par value common stock (the "Common Stock"), or a combination thereof. The Series C Preferred is convertible into shares of Common Stock at the rate of $1.05 per share.



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     The Series C Preferred Stock has customary weighted-average anti-dilution rights with respect to any subsequent issuance of Common Stock or Common Stock equivalents at a price less than $1.05 per share, and otherwise in connection with forward or reverse stock splits, stock dividends, recapitalizations, and the like. The anti-dilution provisions shall not apply to employee stock options and shares issued in connection with certain mergers and acquisitions.

     Except as otherwise provided in the Series C Preferred Stock Certificate of Designation with respect to matters that adversely affect the rights of the holders of the Series C Preferred Stock, and as otherwise required by law, the Series C Preferred Stock shall have no voting rights.

     Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series C Preferred Stock an amount equal to the stated value ($100.00) of the Series C Preferred Stock per share plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing. If the assets of the Company are insufficient to pay such amounts in full, then the entire assets to be distributed to the holders of the Series C Preferred Stock shall be distributed among the holders of the Series C Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

     The Company has the right to redeem the Series C Preferred commencing six months from a final closing date in the event the closing bid price of the Company's Common Stock has closed for 20 consecutive trading days at a price not less than $3.00 (subject to adjustment) by delivering notice to holders of the Series C Preferred Stock. The maximum aggregate number of Series C Preferred Stock which may be redeemed pursuant to any such redemption notice in any given week shall be that number of shares of Series C Preferred Stock for which the underlying Common Stock (together with any accrued dividends payable in Common Stock thereon) are less than or equal to 25% of the average daily trading volume of the Common Stock for the 20 Trading Days preceding each such redemption notice date.


Item 9.01     Financial Statements and Exhibits

     3.1 Certificate of Preferences, Rights and Limitations of the Series C 2.5% Cumulative Convertible Preferred Stock






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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





Date:  November 27, 2006               NEW FRONTIER ENERGY, INC.

                                  By:  /s/ Les Bates
                                       ----------------------------------------
                                       Treasurer, Chief Accounting and
                                       Financial Officer, Secretary and Director










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